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                                                                EXHIBIT 12.1


                          BEVERLY ENTERPRISES, INC.
                                 EXHIBIT 12.1
              COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                           (DOLLARS IN  THOUSANDS)

                                                                                                                 SIX MONTHS ENDED
                                                                     YEARS ENDED DECEMBER 31,                         JUNE 30,
                                                     -------------------------------------------------------   -------------------
                                                       1990        1991       1992        1993        1994       1994       1995
                                                     --------    --------   --------    --------    --------   --------   --------
Income before provision for income taxes,
 extraordinary charge and cumulative effect
 of change in accounting for income taxes . . .      $ 20,422    $ 41,668   $  6,148    $ 87,640    $114,795   $ 50,965   $ 49,766


Add fixed charges:
 Interest expense (including capitalized
   interest)  . . . . . . . . . . . . . . . . .        84,119      66,982     62,077      62,614      60,268     29,208     40,887
 Interest factor in rent expense  . . . . . . .        93,028      85,304     77,372      67,916      55,831     28,898     24,515
 Amortization of debt issue costs . . . . . . .         3,780      10,553      8,226       3,743       4,241      2,186      2,193
 Amortization of debt discounts . . . . . . . .           311       2,661      2,126       1,794       2,206      1,003         73
                                                     --------    --------   --------    --------    --------   --------   --------

Total fixed charges . . . . . . . . . . . . . .       181,238     165,500    149,801     136,067     122,546     61,295     67,668
                                                     --------    --------   --------    --------    --------   --------   --------

Less capitalized interest . . . . . . . . . . .        (1,219)       (953)    (1,486)     (1,955)     (1,923)    (1,183)      (879)
                                                     --------    --------   --------    --------    --------   --------   --------

Total earnings  . . . . . . . . . . . . . . . .      $200,441    $206,215   $154,463    $221,752    $235,418   $111,077   $116,555
                                                     ========    ========   ========    ========    ========   ========   ========

Ratio of earnings to fixed charges  . . . . . .           1.1         1.3        1.0         1.6         1.9        1.8        1.7
                                                     ========    ========   ========    ========    ========   ========   ========
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